UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Ritchie Bros. Auctioneers Incorporated

(Name of Registrant as Specified in Its Charter)

Luxor Capital Group, LP

LCG Holdings, LLC

Lugard Road Capital GP, LLC

Luxor Capital Partners Offshore Master Fund, LP

Luxor Capital Partners Long Offshore Master Fund, LP

Lugard Road Capital Master Fund, LP

Luxor Capital Partners, LP

Luxor Management, LLC

Christian Leone

Jonathan Green

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On March 8, 2023, Luxor Capital Group, LP and certain affiliates issued the following press release:

LUXOR REMINDS RITCHIE BROS. SHAREHOLDERS OF DEADLINE TO VOTE AGAINST VALUE DESTRUCTIVE MERGER WITH IAA

Shareholders Can Vote Against the IAA Merger But Must Act by March 9, 2023

Standalone RBA is the Best Path for Shareholder Value Creation

RBA Shareholders and both ISS and Glass Lewis Oppose the IAA Merger

NEW YORK, March 8, 2023 -- Luxor Capital Group, LP (“Luxor”), as the manager of funds owning 4.7 million shares of Ritchie Bros. Auctioneers Incorporated (NYSE: RBA) (TSX: RBA) (“RBA” or the “Company”), representing approximately 4.2% of the Company’s outstanding shares, today released a letter to its fellow RBA shareholders highlighting key reasons to vote AGAINST the proposed merger with IAA, Inc. (NYSE: IAA) (the “IAA Merger”).

The Full Text of the Letter Follows:

Dear Fellow Shareholders:

Your vote is needed to end an unfortunate period in RBA’s history. We share this investment in RBA with you and we believe in the future value of the Company on a stand-alone basis. Unfortunately, our board of directors (the “Board”) has failed to act in our best interests and is myopically focused on trying to consummate a transaction that shareholders and both of the leading independent proxy advisory firms have all recognized as a significant and unnecessary risk to our investment.

Together, we can vote down the IAA Merger, return RBA to a path of focused, shareholder value creation and reverse the damage done to the Company trajectory for long-term, sustainable value. History is littered with companies making poor decisions on M&A, particularly when predicated on manipulated projections and justified by baseless assumptions of revenue ‘synergies’ that bear significant costs and risks, and hold little to no basis in reality. As owners of the business, we cannot allow this to happen to RBA and must stop this ill-conceived, enormously dilutive and value destructive transaction.

The time to act is now and we urge all RBA shareholders to vote AGAINST the IAA Merger on the GREEN proxy card.

Get Your Votes in Ahead of the Proxy Deadline

In light of RBA’s vote cutoff timing, it is important that proxies are delivered by March 9, 2023, at 5:00 p.m. (Pacific Time) to ensure your vote is counted. If you need assistance voting your proxy, we encourage you to contact Luxor’s proxy solicitor, Okapi Partners LLC, at (212) 297-0720 Info@okapipartners.com

Significant Shareholders and the Leading Proxy Advisory Firms ISS and Glass Lewis Are Recommending You Vote No

Leading independent voices and significant RBA investors have stated, in unequivocal terms, that this deal is value destructive to existing RBA investors. It is rare for both ISS and Glass Lewis to encourage shareholders to vote against a publicly announced M&A transaction, and their recommendations here are well-considered and strongly worded.

Consider the statements of the leading proxy advisory firms as they independently evaluated the prospects of the IAA merger. (Emphasis added)

ISS, March 6, 2023, report:

"Coupling these concerns with the significant sell-off on the initial announcement, ongoing underperformance relative to wider indices, and multiple compression, it appears that RBA's strong standalone prospects, proven over a period of time through robust performance, offer a better understood and verified path to shareholder value creation.”

“Credibility is a particularly important consideration in this case, and it has been damaged by the shifting narratives around the long-term strategy and evergreen targets, as well as the miscalculated treatment of shareholders’ concerns during the assessment of revised terms.”

“Assessment of the potential risk-adjusted upside from the acquisition necessarily incorporates a consideration of one’s trust in the board and management team, whose credibility has been impaired by its communication strategy post-announcement, including walking back its long-term targets, as well as decisions made during the deal process. Together, these considerations suggest that the board prioritized getting the deal done over ensuring that this was indeed the best path forward.”

“During engagement with ISS, RBA did not provide specific responses to questions about areas of improvement at IAA, nor to those focused on the costs associated with improving IAA topline and margins. According to RBA, having meetings with top level executives at insurance companies and training sales reps on account management and customer service will be sufficient and effective…these responses appear to be unrealistic understatements.

“If there are no risks or costs associated with improving IAA, and it is available for sale at an attractive multiple, there should have been other bidders. There are likely costs and timing risks, and there is uncertainty associated with Copart’s response to any moves made by IAA. These realities do not appear to be sufficiently acknowledged by RBA.”

Glass Lewis, March 6, 2023, report:

“We believe RBA's board and management should remain focused on delivering upon the Company's standalone plan as the better alternative for generating superior shareholder returns and risk-adjusted value going forward.”

“In our opinion, the terms and structure of the transaction do not appear to provide either a sufficient margin of safety or a sufficiently compelling value upside for RBA shareholders.”

“The visibility into how and when achievement of any incremental revenue and EBITDA remains low, in our view. If these opportunities were so easily executed upon, IAA management might have realized them already.”

“Furthermore, despite assurances by the RBA board and management regarding the work done to diligence and verify these opportunities, management's changing tune on the rationale since the original deal announcement, from adding scale and diversification, to focusing on using IAA's yard capacity, to using RBA's yard capacity to shore up CAT response, to taking back share in IAA's market and growing IAA's business in entirely new vectors, is not particularly confidence inspiring, in our view.”

“Therefore, we believe the proposed transaction offers a dubious risk/reward proposition, particularly when compared to what remains a strong and growing RBA standalone business that is performing ahead of management projections and investor expectations.”

Consider the Statements of our Fellow Shareholders

“…we have significant misgivings about the strategic and financial rationale for this deal, and think the structure and timing are concerning. Based on our current understanding and the current deal terms, it is our intention to vote against the transaction.”

-     Janus Henderson, January 30, 2023, letter

“We believe that RBA's proposed acquisition of IAA, at the current deal terms, is a flawed transaction that burdens RBA shareholders with unnecessary risk without providing enough credible upside relative to the standalone RBA opportunity.”

-     Eminence Capital, February 15, 2023, letter

“…the proposed acquisition of IAA by RBA (the “Transaction”) will destroy significant value for RBA shareholders and is impossible to justify, especially in light of the extremely costly terms of the investment by Starboard Value LP...”

-     Deep Field Asset Management, February 3, 2023, letter

Join Luxor and many other RBA shareholders in voting the GREEN proxy AGAINST the IAA Merger by March 9, 2023, at 5:00 p.m. (Pacific Time).

We invite shareholders to please review our previous investor presentations, which offer more detailed discussions surrounding our views of the standalone RBA business, the lack of strategic rationale for the IAA Merger, the RBA Board’s changing narrative, the poor governance process, the exorbitantly expensive and unnecessary Starboard financing and more.

Feb 28th, 2023, Presentation: https://www.luxorcap.com/LuxorRBAVote.pdf

Feb 17th, 2023, Presentation: https://www.luxorcap.com/LuxRBA021623.pdf

Sincerely,

Luxor Capital

*Permission to use quotations from third parties was neither sought nor obtained.

If you require assistance in voting your GREEN proxy or would like to receive updates, please call Okapi Partners toll-free at + 1 (877) 629-6356 or Shorecrest Group at + 1 (888) 637-5789.

After reading the information provided, if you agree that the IAA Merger is not in the best interest of RBA or its shareholders, we urge you to take the time to vote AGAINST using your GREEN proxy card. If you have already voted using the Company’s white proxy card, you have every right to change your vote by using the GREEN proxy card that is being mailed to shareholders of record. Only the latest-dated validly executed proxy that you submit will be counted. Please follow the instructions on the GREEN proxy card to vote using one of the available methods provided. To ensure your vote is counted, we recommend that you vote on the internet where possible, so your vote is received before March 9, 2023 at 5:00 p.m. (Pacific Time).

YOUR VOTE IS IMPORTANT IN DETERMINING THE FUTURE OF RITCHIE BROS.

About Luxor Capital Group, LP:

Luxor Capital Group, LP is a multi-billion-dollar investment manager, which was founded in 2002 and is based in New York. It makes investments through its fundamental, long-term oriented investment process. The firm has an extensive history of investing in global marketplaces businesses.

Luxor Capital Group, LP, LCG Holdings, LLC, Lugard Road Capital GP, LLC, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Long Offshore Master Fund, LP, Luxor Capital Partners, LP, Lugard Road Capital Master Fund, LP, Luxor Management, LLC, Christian Leone, and Jonathan Green (collectively, the “Participants”) have filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange CommGlass Lewision (“SEC”) to be used to solicit proxies in connection with a special meeting (the “Special Meeting”) of the shareholders of Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge from the Participants’ proxy solicitors, Okapi Partners LLC by phone at (877) 629-6356 (Toll Free) or by email to info@okapipartners.com, or to Shorecrest Group by phone at (888) 637-5789 (Toll Free) or by email at contact@shorecrestgroup.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on February 13, 2023. This document is available free of charge on the SEC website.

Contacts:

Investor Contacts

Douglas Friedman
Luxor Capital Group, LP
RBA@luxorcap.com

Mark Harnett & Bruce Goldfarb
Okapi Partners LLC
(212) 297-0720
Info@okapipartners.com

Media

Dan Gagnier & Riyaz Lalani
Gagnier Communications
(646) 342-8087
luxor@gagnierfc.com